EXHIBIT 99.1

PRESS RELEASE ISSUED JULY 23, 2010

Global Capacity Announces Restructuring Strategy

Chicago, IL (July 23, 2010) - Global Capacity (parent: Capital Growth Systems, Inc. (OTC Bulletin Board: CGSY.OB), the world's leading telecommunications information and logistics company, today announced that it has initiated a formal process that will result in the Company restructuring its balance sheet and capitalization structure.   This process will enable Global Capacity to emerge as a stronger, more profitable company that is well positioned to continue delivering the products and services that customers and the market have come to expect from Global Capacity.  Through this process, the Company is expected to substantially strengthen its balance sheet, organizing its debt obligations and past due trade payables.  These changes will enable the Company to drive organic growth and to further invest in innovation.  The process is expected to complete prior to year end.

Global Capacity has secured commitment for a capital infusion (debtor in possession financing) required to restructure the Company within Chapter 11 of the US Bankruptcy Code.  The capital will be used to organize and satisfy payables to critical vendors and fund working capital.  The Company also plans to eliminate as much of its existing debt as possible, equitizing the balance sheet, and reducing the monthly cash drain required for debt service.  Through this process, the Company will seek to maximize value for its creditors and shareholders, with a goal of achieving some form of continuing participation for existing shareholders.  The Company has retained Capstone Investments as its financial advisor to manage this process. Questions regarding the process may be directed to Capstone at 312-878-4888.

Global Capacity expects to continue seamless service delivery to customers through this process.  The Global Capacity team, along with the Company’s supplier partners, will continue to operate in a business as usual mode.  The debtor in possession (DIP) financing used to support this process will be used to maintain supplier services on a current basis during the restructuring process, and the plan of reorganization will include provisions to satisfy past due obligations to critical suppliers.  The satisfaction of these obligations, combined with the reduction of debt from the balance sheet, is expected to enable the Company to emerge from this process as a profitable company with positive monthly cash flow.  This financial strength is expected to enable Global Capacity to generate organic growth, creating opportunities to expand partnerships with key customers and suppliers.

“As we have stated to the market over the last several quarters, the number one concern that Global Capacity has as a company is our balance sheet, and specifically the amount of trade payables, convertible debentures, and senior debt that sit on the balance sheet.  Customers and suppliers have made it very clear to the Company that addressing those balance sheet concerns is an absolute requirement,” says Patrick Shutt, Global Capacity CEO.  “Entering a formal restructuring process is not something the Company takes lightly, and is a course of last resort.  However, the Company’s attempts to restructure the balance sheet in an informal process over the past 14 months have been unsuccessful, and we were left with no choice but to pursue a formal process to organize the payables, reduce or eliminate the debt, and provide the Company with a balance sheet strong enough to enable the business to grow.”
For more information on Global Capacity and our service offerings, please visit www.globalcapacity.com.

About Global Capacity

Global Capacity (parent: Capital Growth Systems, Inc.) is a telecom information and logistics company that leverages a unique collection of global telecom supply and pricing data to enable transparency and automation in the global access network market.  The Company provides Software & Optimization Solutions and Network Solutions that enable increased efficiency and reduced cost of access networks for integrators, telecommunications companies, and enterprise customers.  Global Capacity is headquartered in Chicago, IL, with offices and operational centers in the United States and European Union.  For more information, please visit www.globalcapacity.com or contact the Company at 312-673-2400.

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements.

Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends, and uncertainties such as: the Company's inability to accurately forecast its operating results; uncertainty as to the volume of business or level of profitability of network optimization contracts; the Company's potential ability to achieve profitability or generate positive cash flow; the availability of financing; the risks associated with procuring a listing of its securities on one or more public stock markets; and other risks associated with the Company's business. For further information on factors which could impact the Company and its subsidiaries and the statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

SOURCE: Global Capacity, Inc.

www.globalcapacity.com

Customers and Partners:
Jack Lodge
Global Capacity Chief Operating Officer
+1 781-902-5196
JLODGE@GLOBALCAPACITY.COM